Exhibit 99.1

Contact:	Roy I. Lamoreaux	A. Patrick Diamond
	Director, Investor Relations	Vice President, PAA
	713/646-4222 — 800/564-3036	713/646-4487 — 800/564-3036
FOR IMMEDIATE RELEASE
PAA Natural Gas Storage Announces Agreement to Acquire Southern Pines Storage Facility
— Secures Financing Commitments —
Plains All American Pipeline Announces Joint Conference Call
     (Houston — December 29, 2010) PAA Natural Gas Storage (NYSE: PNG) today announced that it has entered into a definitive agreement to acquire SG Resources Mississippi, LLC, (“SG Resources”). The primary asset of SG Resources is the Southern Pines Energy Center natural gas storage facility (“Southern Pines”). Total consideration is approximately $750 million. Subject to regulatory approval, the transaction is expected to close during the first quarter of 2011. PNG and Plains All American Pipeline (NYSE: PAA) will host a joint conference call today at 9:30 a.m. Central to provide additional details regarding the transaction.
     Southern Pines is a FERC-regulated, high-performance, salt-cavern natural gas storage facility located in Greene County, Mississippi—approximately 60 miles north of Pascagoula and 30 miles east of Hattiesburg. The facility was placed in service in 2008 and three caverns are currently in operation. The facility is permitted for 40 billion cubic feet (BCF) of working capacity from four storage caverns. The fourth cavern is currently being drilled and the facility has the capacity for further expansion, subject to permits and market demand. Southern Pines has an aggregate of 48,000 horsepower of compression and is permitted for peak injection and withdrawal rates of approximately 1.2 BCF and 2.4 BCF of gas per day, respectively. Southern Pines connects directly or indirectly to 8 major natural gas pipelines servicing the Gulf Coast, Northeast, Mid-Atlantic and Southeastern markets.
     “Southern Pines’ strategic location and excellent pipeline connections provide an opportunity to optimally serve the Southeast market—one of the fastest growing gas-fired power generation markets in North America,” said Greg L. Armstrong, Chairman and CEO of PAA Natural Gas Storage. “Additionally, Southern Pines has substantial ongoing organic growth potential, underpinned by a strong portfolio of long-term firm storage contracts.” Armstrong noted that Southern Pines is fully contracted for the 2011/2012 and the 2012/2013 storage seasons and is estimated to have approximately 85% and 70% of projected working capacity contracted for the 2013/2014 and the 2014/2015 storage seasons, respectively.
     “As a result of Southern Pines’ anticipated growth profile and stable cash flows from long-term contracts, we expect these assets to provide predictable, stable cash flows, even during challenging market conditions. Subject to continued operational execution, PNG is targeting to increase its annualized distribution for the February 2011 distribution to $1.38 per unit and to exit 2011 at an annualized run-rate of $1.45 per unit. Such exit rate would represent an approximate 7.4% increase over PNG’s current annualized distribution of $1.35 per unit.”
     PNG has arranged financing of $800 million to fund the purchase price, closing costs, and the first 18 months of expected expansion capital. This financing is composed of $600 million of equity, approximately $262 million of which will be provided by a private placement of PNG units to funds managed by Kayne Anderson Capital Advisors, Tortoise Capital, ClearBridge Advisors and other investors. Plains All American will provide the remaining $338 million of equity capital, including the 2% general partner contribution. As a result of this transaction, Plains All American’s aggregate ownership in PNG will decrease to 70% from 77% prior to the transaction. Plains All American will continue to own 100% of PNG’s general partner and PNG’s incentive distribution rights. Plains All American will also provide $200 million of debt financing to PNG. Simmons & Company International and SunTrust Robinson Humphrey acted as financial advisors to PNG.
     Plains All American Pipeline and PAA Natural Gas Storage will be hosting a joint conference call today, December 29, 2010 at 9:30 a.m. Central to provide additional details regarding the transaction. To participate in the call, please dial 1-800-230-1059. International callers may dial 612-234-9959; no password or reservation number is required. To access the live internet webcast, please visit PAA’s website at www.paalp.com or PNG’s website at www.pnglp.com, choose “Investor Relations”, and then choose “Conference Calls”. A copy of the slide presentation to be used in conjunction with the call will be posted just prior to the call under the “Conference Call Summaries” title in the “Conference Calls” tab of the “Investor Relations” pages of the referenced websites.
     PNG is a publicly traded master limited partnership engaged in the development, acquisition, operation and commercial management of natural gas storage facilities. The Partnership currently owns and operates two natural gas storage facilities located in Louisiana and Michigan, which together have an aggregate working gas storage capacity of approximately 50 BCF. The Partnership’s general partner, as well as the majority of the Partnership’s limited partner interests, is owned by Plains All American Pipeline, L.P (NYSE: PAA). The Partnership is headquartered in Houston, TX.
Forward Looking Statements
     Except for the historical information contained herein, the matters discussed in this release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from results anticipated in the forward-looking statements. These risks and uncertainties include, among other things, our ability to consummate the transaction; the successful integration and future performance of acquired assets or businesses; the impact of operational and commercial factors that could result in an inability on our part to satisfy our contractual commitments and obligations, including the impact of equipment performance, cavern operating pressures and cavern temperature variances; successful implementation and execution of planned internal growth projects on a timely basis and within targeted cost projections; shortages or cost increases of power supplies, materials or labor; weather interference with business operations or project construction; continued creditworthiness of, and performance by, our counterparties, including financial institutions and trading companies with which we do business; our ability to obtain debt or equity financing on satisfactory terms to fund expansion projects and working capital requirements; interruptions in service and fluctuations in tariffs or volumes on third party pipelines; general economic, market or business conditions and the amplification of other risks caused by volatile financial markets, capital constraints and pervasive liquidity concerns; the impact of current and future laws, rulings, governmental regulations, accounting standards and statements and related interpretations; factors affecting demand for natural gas and natural gas storage services and the rates we are able to charge for such services; our ability to maintain or replace expiring storage contracts at attractive rates and on other favorable terms; the effects of competition; our ability to receive open credit from our suppliers and trade counterparties; the effectiveness of our risk management activities; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; future developments and circumstances at the time distributions are declared; and other factors and uncertainties inherent in the development and operation of natural gas storage facilities discussed in the Partnership’s filings with the Securities and Exchange Commission.
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